EMPLOYMENT AGREEMENT

       THIS AGREEMENT is made as of June 10, 2002, at Vancouver, BC between XML-Global Technologies, Inc., a Colorado corporation, XML-Global Research Inc., a British Columbia corporation (collectively "Corporation" or "Company" or "Employer"), and John McAughtry ("Employee").       In consideration of the mutual covenants, agreements and provisions contained in this Agreement, the parties agree as follows:

EMPLOYMENT

       1.0       EMPLOYMENT. Employer employs Employee, and Employee accepts employment as Employer's President, upon the terms and conditions set forth herein.

       2.0       TERM. This Agreement shall commence effective as of June 10, 2002, and shall continue in effect through May 31, 2003 (the "Employment Period"); provided, however, that upon each anniversary date hereof, the Employment Period shall automatically be extended for one additional year.

       3.0       CHANGE OF CONTROL. The term "Change in Control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement or, if Item 5(f) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934 which serve similar proposes; provided that, without limitation, such change in control shall be deemed to have occurred if and when: (a) any "person" (as such term is sued in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, or (b) a majority of the individuals who were members of the Board of Directors of the Company immediately prior to the action of the shareholders of the Company involving the election of directors or an action of the Board of Directors without action by the Company's shareholders shall not constitute a majority of the Board of Directors following such action.

       4.0       COMPENSATION. For all services to be rendered by the Employee pursuant to his duties set forth in Section 9.0 below, the Employee shall be paid as compensation.

              4.1.         Base Salary. A base or fixed salary, payable pro rata not less often than semi-monthly, in the following amounts for the periods stated:
Period	Annual Base Salary
June 1, 2002 to May 31, 2003	US$150,000
Following the first profitable quarter	US$175,000
Following two consecutive profitable quarters	US$200,000

For the purpose of this clause, "profitable" means that the net income or loss as reported in our SEC filings before (1) amortization or other adjustments to the value of intellectual property; and (2) the fair value of stock option awards, is greater than zero.

       As the base or fixed salary will be paid into the Employee's Canadian bank account, the exchange rate published in the National Post on the first working day of each quarter will be used to convert US dollar amounts into Canadian dollars for that month.

       After May 31, 2003, such base or fixed salary shall increase, from time to time, in accordance with the Company's regular administrative practices for other salary increases applicable to executive employees of the Company. This base or fixed salary shall be reviewed from time to time during the term of this Agreement by the corporation's Board of Directors or Compensation and Benefits Committee of the Board, and may be redetermined upon said review subject to the approval of said Board of Directors or Committee and Employee.

       4.2.        Incentive Stock Options. The Company shall use its best efforts to maintain an Equity Incentive Plan pursuant to which the Company shall be authorized to issue Incentive Stock Options qualified under Section 422 of the Internal Revenue Code of 1986, as amended (the "Plan"). Employee shall be eligible to participate in the Plan as an executive officer and key employee of the Company and shall be granted and entitled to receive 1,000,000 Incentive Stock Options vesting in equal installments on a quarterly basis commencing after six months.

       All Incentive Stock Options granted and issued to Employee shall be exercisable for a period of seven (7) years to purchase shares of the Company's Common Stock at an exercise price equal to 100% of the fair market value of the Company's Common Stock as more fully defined in the Plan, on the date of grant.

       4.3.        Incentive Compensation. In addition to other items of compensation provided for herein, Employee shall be entitled to receive a quarterly bonus calculated as 2% of quarterly revenues over US$375,000. Revenues shall be as reported in our SEC filings. Employee shall also be eligible for a discretionary bonus to be paid from time to time as directed by the Company's compensation committee.

       4.4.        Employee Benefit Plans. The Employee, his dependents and beneficiaries, shall be entitled to participate in any pension, profit sharing, medical reimbursement, insurance or other employee payment or benefit plan of the Employer as may be in effect from time to time, subject to the participation standards and other terms thereof, to the same extent as other officers under the benefit practices of the Company. Without in any way limiting the generality of the foregoing, it is agreed that, at a minimum, Employee shall be entitled to inclusion, with his dependents and beneficiaries, in the Company's health standard insurance, life insurance and disability insurance programs, the expense of which shall be paid solely by the Company.

       4.5.        Cumulative Compensation. The compensation provided for in Paragraphs 4.1 through 4.4 above, together with the perquisites set forth in Section 6.0 below, are in addition to the benefits provided for upon termination pursuant to Section 11.0 below.

       4.6.        Indemnification. Subject to applicable law, the Corporation shall indemnify and hold Employee harmless from any and all loss, judgment or claims that the Employee may suffer in the proper discharge of Employee's duties hereunder, including, but not limited to, attorneys' fees and court costs, to the full extent permitted by applicable law.

       4.7.       Relocation Expenses. The Corporation will pay reasonable relocation expenses of Employee including temporary accommodation for three months, air travel from California, and moving expenses.

       5.0       EXPENSES. During the term hereof, the Corporation will reimburse the Employee for any reasonable out-of-pocket expenses incurred by the Employee in performance of service for the Corporation under this Agreement (e.g., transportation, lodging and food expenses incurred while traveling on Corporation business) and any other expenses incurred by the Employee in furtherance of the Corporation's business; provided, however, that the Employee renders to the Corporation a complete and accurate accounting of all such expenses.

       6.0       PERQUISITES. During the period of employment, Employee shall be entitled to perquisites, including, without limitation, an appropriate office, secretarial and clerical staff, and fringe benefits accorded executives of equal rank.

       7.0       MINIMUM COMPENSATION. Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or practice or the provision of certain perquisites; provided, however, that it is the intent of the parties that the Employee shall continue to be entitled, during the period of employment, to compensation, benefits and perquisites as set forth above at least equal to those attached to his position on the date of this Agreement. Nothing in this Agreement shall operate or be construed to reduce, or authorize a reduction, without the Employee's written consent, in the level of such compensation, benefits and perquisites.

       8.0       VACATIONS. The Employee shall be entitled to a vacation with full compensation equal to four weeks each year; provided, however, that the Employee's vacation will be scheduled at such time as will least interfere with the business of the Employer. Attendance at a business or seminar is not to be deemed a vacation; provided, however, that attendance at such meeting or seminar shall be planned so as to least interfere with the business of the Employer.

       9.0       EMPLOYMENT. The Company hereby agrees to continue the Employee in its employ, and the Employee hereby agrees to remain in the employ of the Company, for the Employment Period as specified in Section 2.0, to exercise such authority and perform such duties as are commensurate with the authority being exercised and duties being performed by the Employee immediately prior to the effective date of this Agreement, which services shall be performed in Vancouver, BC or at such other location as the Company may reasonably require; provided that the Employee shall not be required to accept a location which is unreasonable in the light of the Employee's personal circumstances. Company will not have the right to unilaterally relocate Employee to another metropolitan area. The Employee agrees that during the Employment Period he shall devote his substantially equivalent full business time to his executive duties as described herein and perform such duties faithfully and efficiently.

       10.0       PERFORMANCE. It is contemplated that during the period of employment the Employee shall serve as an executive officer of the Company with the office and title of President, reporting directly to and only to the Chief Executive Officer. Should the position of Chief Executive Officer be vacant, Employee shall report to the Board of Directors. The President of the Company will be responsible for executing the Company's business plan as defined by the Board of Directors. As such, the President will have primary responsibility for directing all aspects of the daily operations of the company including overseeing management of operational finances, sales and marketing, business development, product development and human resource functions. It is expected that the President will not have responsibility for fundraising or public market relations but that he will be expected to assist in these areas from time to time. At all times during the period of employment, the Employee shall hold a position of responsibility and importance and a position of scope, with the functions, duties and responsibilities attached thereto, at least equal to in responsibility and importance and in scope to and commensurate with his position described in general terms in this Section 10.0.

       11.0       TERMINATION.

              11.1.        During the period of employment, Employee may terminate this Agreement without cause or for cause. For the purposes of this Section 11.1, the term "cause" shall include the occurrence of any of the following:

                     11.1.1.        The breach or violation by the Company of any of the terms of this Agreement;

                     11.1.2.        Any significant change in position, duties and responsibilities of the Employee to which the Employee does not consent;

                     11.1.3.        Any move of the Company resulting in or any other requirement that the Employee, without his consent, change his principal residence;

                     11.1.4.        In the event of a change in control as defined in Section 3.0 hereof, any change in the circumstances of employment which the Employee determines, in good faith, results in his being unable to carry out the duties and responsibilities attached to the position and contemplated by the definition of that position set forth in this Agreement.

              11.2.        In the event of an occurrence described in subsections 11.1.1, 11.1.2 or 11.1.3 above, the Employee shall serve written notice of such event upon the Company, setting forth in detail the circumstances which the Employee has determined constitutes "cause" within any of those definitions. In the event the Company should remedy or otherwise cure the facts constituting the cause relied upon by the Employee within thirty (30) days after such written notice, such fact or circumstance shall not be deemed to constitute "cause" for which employment can be terminated within the meaning of Section 11.1 above.

              11.3.        During the period of employment, the Corporation may terminate this Agreement for cause and upon 30 days written notice and opportunity to cure being given to Employee. For the purpose of this Section 11.3, the term "cause" shall include the occurrence of any of the following:

                     11.3.1.        Employee breaches or violates any of the terms of this Agreement;

                     11.3.2.        Employee is convicted of any felony or is shown to have engaged in any material act of dishonesty or fraud upon the Corporation, any of its affiliated companies, or any of its customers or clients;

                     11.3.3.        Employee fails to devote his substantive full time, attention and efforts to the business and affairs of the Corporation or its affiliated companies;

                     11.3.4.        Employee has been grossly negligent in the performance of his employment duties or responsibilities.

              11.4.        During the period of employment, the Corporation may terminate this Agreement without cause upon 180 days' prior written notice, provided however that the Corporation may terminate this Agreement on 90 days' prior written notice if such notice is served before September 10,2002. If the contact is terminated, Employee will not be required to work out the notice period except as necessary to effect an orderly transition.

              11.5.        This Agreement shall also terminate upon the insolvency, bankruptcy, dissolution, or liquidation of the Corporation or cessation of business by the Corporation for at least thirty (30) consecutive days.

       12.0       TERMINATION PAYMENTS. In the event of a Termination and subject to the provisions of Sections 11.1.1, 11.1.2, 11.1.3, 11.1.4 or 11.4 of this Agreement, the Company shall pay to the Employee and provide him with the following:

              12.1.        During the remainder of the Employment Period, the Company shall continue to pay the Employee his salary (including any bonus paid in the prior 12 months) on a monthly basis at the same rate as payable immediately prior to the date of Termination.

              12.2.        During the remainder of the Employment Period, the Employee shall continue to be entitled to all benefits and service credit for benefits under medical, insurance, split-dollar life insurance and other employee benefit plans, programs and arrangements of the Company described or referred to in Section 4.4 as if he were still employed during such period under this Agreement.

              12.3.        If, despite the provisions of Paragraph 12.2 above, benefits or the right to accrue further benefits under any stock option or other incentive compensation arrangement described in Section 4.3 shall not be provided under any such arrangement to the Employee or his dependents, beneficiaries or estate because he is no longer an employee of the Company, the Company shall, to the extent necessary, pay or provide for payment of such benefits to the Employee or his dependents, beneficiaries or estate.

              12.4 .        The Company shall reimburse Employee for relocation expenses pursuant to Paragraph 4.7 above.

       13.0       CHANGE OF CONTROL PAYMENT

              13.1.         In the event that the employment of the Employee under this Agreement shall be terminated by the Corporation without "cause" within twelve months after a Change of Control (as herein defined) of the Corporation, provided that such change of control occurs after September 1, 2002, or by the Employee for "Good Reason" (as hereinafter defined) within twelve months after a Change of Control (as herein defined) of the Corporation, in addition to the Salary and other compensation (including accrued vacation, cash bonuses, incentive and performance compensation) earned hereunder and unpaid or not delivered through the date of termination and any benefits referred to in which the Employee has a vested right under the terms and conditions of the plan or program pursuant to which such benefits were granted (without regard to such termination) but in lieu of the Severance Payment, the Corporation shall pay the Employee a cash payment (the "Change of Control Payment") equal in the aggregate to the sum of twelve months' Salary and all bonuses earned by the Employee during the twelve months preceding such termination.

              13.2.         The Change of Control Payment shall be paid to the Employee in twelve consecutive, equal monthly installments, on the fifteenth day of each calendar month commencing during the month next following the (1) the first to occur of the month in which the Employee is no longer employed by the Corporation and (2) the effective date of a general release from the Employee in customary form for such circumstances. The Change of Control Payment shall be in lieu of any other claim for compensation under this Agreement, any wage continuation law or at common law, or any claim to severance or similar payments or benefits which the Employee may otherwise have or make. If group health plan benefits continue for employees of the Corporation following such Change of Control, the Health Benefit shall also continue for a twelve month period. Without limiting any other rights or remedies which the Corporation may have, it is understood that the Corporation shall be under no further obligation to make any such Change of Control Payments and shall be entitled to be reimbursed therefor by the Employee or his estate if the Employee violates any of the covenants set forth in this Agreement.

              13.3.       In the event that the Change of Control Payment shall become payable to the Employee, the Employee shall not be required, either in mitigation of damages or by the terms of any provisions of this Agreement or otherwise, to seek or accept other employment, and if the Employee does accept other employment, any benefits or payments under this Agreement shall not be reduced by any compensation earned or other benefits received as a result of such employment.

              13.4.        For purposes of this Section, "Good Reason" shall mean the occurrence of any of the following events: (a) a material adverse change in the nature or scope of the Employee's responsibilities, authorities, title, powers, functions or reporting procedures prior to a Change of Control (other than changes to reflect the integration of the Corporation with an acquiror's operations which do not amount to the functional equivalent of a demotion); (b) a reduction in the Employee's annual base Salary as in effect immediately prior to a Change of Control; or (c) the relocation of the office at which the Employee is principally employed immediately prior to a Change of Control to a location more than 50 miles from such office or the requirement by the acquiror for the Employee to be based anywhere other than such current office, except for required business travel to an extent substantially consistent with the Employee's business travel obligations immediately prior to the Change or Control.

              13.5.         In addition, after the Employee has been employed with the company for a period of three months, all outstanding stock options shall vest upon a change of control.

       14.0       DISABILITY.

              14.1.        If the Employee is unable to perform the Employee's services by reason of illness, physical or mental disability or other incapacity, the Employee's regular compensation shall be continued until such time as Employee begins receiving disability insurance benefits as a result of such condition. Upon Employee receiving payments on account of the fringe benefit program covering disability provided or paid for by the Corporation, then the Employee's base salary, as defined above, will be reduced to the extent of such entitlement and receipt.

              14.2.        If, because of illness, physical or mental disability or other incapacity, Employee shall fail, for a period of 12 months during the term hereof, to render the services provided for by this Agreement, or if Employee contracts an illness or injury which will permanently prevent performance by him of the services and duties provided for by this Agreement, then the Employer, at its option, may terminate this Agreement by notice to the Employee effective 30 days after the giving of such notice, after which no additional compensation shall be due.

       15.0       DEATH. In the event of the death of Employee during the term of this Agreement, his employment hereunder shall terminate on the date of his death. In the accounting between the Employer and the Employee's personal representative, Employee's estate shall be due compensation under this Agreement only through the end of the month in which his death occurred.

       16.0       NON-INTERFERENCE WITH EMPLOYEES.

              16.1.        Employee covenants with the Corporation that employees of or consultants to the Corporation and employees of and consultants to firms, corporations or entities affiliated with the Corporation have, of necessity, been exposed to and have acquired certain knowledge, understandings, and know-how concerning the Corporation's business operations which is confidential information and proprietary to the Corporation.

              16.2.        In order to protect the Corporation's confidential information and to promote and insure the continuity of the Corporation's contractual relations with its employees and consultants, Employee covenants and agrees that for so long as Employee holds any position or affiliation with the Corporation, including service to the Corporation as an officer, director, employee, consultant, agent or contractor, and for a period of twelve (12) months from the date Employee ceases to hold any such position or status with the Corporation or otherwise becomes disaffiliated with the Corporation, he will not directly or indirectly, or permit or encourage others to directly or indirectly (i) interfere in any manner whatsoever with the Corporation's contractual or other relations with any or all of its employees or consultants, or (ii) induce or attempt to induce any employee or consultant to the Corporation to cease performing services for or on behalf of the Corporation, or (iii) solicit, offer to retain, or retain, or in any other manner engage or employ the services of, any person or entity who or which is retained or engaged by the Corporation, or any firm, corporation or entity affiliated with the Corporation, as an employee, consultant or agent. This clause shall only be binding on Employee if the Company is paying compensation and benefits as elsewhere provided.

              16.3.        In the event any court of competent jurisdiction determines or holds that all or any portion of the covenants contained in this Section 18.0 are unlawful, invalid, or unenforceable for any reasons, then the parties hereto agree to modify the provisions of this Section 18.0 if and only to the extent necessary to render the covenants herein contained enforceable and otherwise in conformance with all legal requirements.

       17.0       CLIENTS AND CUSTOMERS.

              17.1.        Employee covenants with the Corporation that the clients and customers of the Corporation, both actual and contemplated, constitute actual and prospective business relationships, which are proprietary to the Corporation and comprise, in part, the Corporation's confidential information and trade secrets.

              17.2.        In order to protect the Corporation's proprietary rights and to promote and ensure the continuity of the Corporation's contractual relations with its customers and clients, Employee covenants and agrees that, notwithstanding the provisions of Section 15.1 hereof, and for so long as Employee holds any position or affiliation with the Corporation, including service to the Corporation as an officer, director, employee, consultant, agent or contractor, and for a period of twelve (12) months from the date Employee ceases to hold any such position or status with the Corporation or otherwise becomes disaffiliated with the Corporation, he will not directly or indirectly, or permit or encourage others to directly or indirectly (i) interfere in any manner whatsoever with the Corporation's contractual or prospective relations with any clients or customers, or (ii) induce or attempt to induce any client or customer of the Corporation to cease doing business with the Corporation, or (iii) solicit, offer to retain, or retain, or in any other manner engage or enter into any business or other arrangement with any of the Corporation's customers or clients to provide any services or products to any of such customers or clients, except and unless such arrangement for the provision of products or services is not in any way competitive with the products or services actually provided by the Corporation to its clients or customers. This clause shall only be binding on Employee if the Company is paying compensation and benefits as elsewhere provided.

              17.3.        In the event any court of competent jurisdiction determines or holds that all or any portions of the covenants contained in this Section 19.0 are unlawful, invalid or unenforceable for any reason, then the parties hereto agree to modify the provisions of this Section 19.0 if and only to the extent necessary to render the covenants herein contained enforceable and otherwise in conformance with all legal requirements.

       18.0       REPRESENTATIONS OF EMPLOYEE. The Employee represents that, to the best of his knowledge and belief, neither his affiliation with the Corporation, nor his holding any position as officer, director, Employee, or consultant with the Corporation, nor his ownership of common stock in the Corporation, nor his performing any other services for the Corporation violates any presently existing, valid and enforceable contract, agreement, commitment or other legal relationship between Employee and any other person or entity.

       19.0       ARBITRATION. All disputes, claims, controversies and differences arising out of or relating to this Agreement, or the termination, breach or validity thereof, shall be submitted, referred to and resolved by compulsory, mandatory and binding arbitration in Vancouver, British Columbia in accordance with the Arbitration Rules of the American Arbitration Association relating to commercial disputes. The determination of such arbitration proceedings shall be binding upon the parties and their respective successors and assigns and may be enforced by the prevailing party as a Final Judgment in any Court of competent jurisdiction. In any such arbitration proceeding, the prevailing party shall be entitled to an award for its arbitration costs, including attorney's fees.

       20.0       ATTORNEYS' FEES. In the event there is any litigation or arbitration between the parties concerning this Agreement, the successful party shall be awarded reasonable attorneys' fees and litigation or arbitration costs, including the attorneys' fees and costs incurred in the collection of any judgment.

       21.0       NOTICES. All notices required or permitted hereunder shall be sufficient if delivered personally or mailed to the parties at the address set forth below or at such other address as either party may designate in writing from time to time. Any notice by mailing shall be effective 48 hours after it has been set by registered mail, return receipt requested, duly addressed and with postage prepaid.

       22.0       PARTIAL INVALIDITY. If any provisions of this Agreement are in violation of any statute or rule of law of any state or district in which it may be sought to be enforced, then such provisions shall be deemed null and void only to the extent that they may be in violation thereof, but without invalidating the remaining provisions.

       23.0       BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, personal representatives, successors and assigns; provided, however, that Employee may not assign his employment hereunder, and any assignment by Employee in violation of this Agreement shall vest no rights in the purported assignee.

       24.0       WAIVER. No waiver of any breach of any one of the agreements, terms, conditions or covenants of this Agreement by the Employer or the Employee shall be deemed to imply or constitute a waiver of any other agreement, term, condition or covenant of this Agreement. The failure of either party to insist on strict performance of any agreement, term, condition or covenant, herein set forth, shall not constitute or be construed as a waiver of the rights of either or the other thereafter to enforce any other default of such agreement, term, condition or covenant; neither shall such failure to insist upon strict performance be deemed sufficient grounds to enable either party hereto to forego or subvert or otherwise disregard any other agreement, term, condition or covenants of this Agreement.

       25.0       GOVERNING LAW. This Agreement and the rights and duties of the parties shall be construed and enforced in accordance with the laws of the Province of British Columbia.

       26.0       ENTIRE AGREEMENT. This Agreement and the attached Confidentiality agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof. Any amendment or modification hereof must be in writing.

       IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.
EMPLOYER:
XML-Global Technologies, Inc.
By:__________________________________ Simon Anderson, Chief Financial Officer

XML-Global Research Inc.
By:__________________________________ Simon Anderson, Chief Financial Officer

EMPLOYEE:
John McAughtry
______________________________________